Exhibit 5

FROST BROWN TODD LLC

ATTORNEYS

May 10, 2017

Almost Family, Inc.
9510 Ormsby Station Road, Suite 300
Louisville, Kentucky 40223

Re: Registration Statement on Form S-8

Board of Directors:

We have acted as counsel to Almost Family, Inc., a Delaware corporation, (the  "Company"), in connection with the registration of 1,457,776 shares of common stock (the "Common  Stock") of the Company covered by the Registration Statement on Form S-8 filed by the Company pursuant to the Securities Act of 1933, as amended (the "Act"), to which this opinion is an exhibit, pursuant to which Common Stock may be issued pursuant to and under the terms of the Almost Family, Inc. 2017 Stock and Incentive Compensation Plan (the "Plan").

We have examined originals, or copies certified to our satisfaction, of the Plan, the Company's Certificate of Incorporation and Bylaws, such agreements, documents, certificates and other statements of government officials and corporate officers and representatives, and other papers as we have deemed relevant and necessary as a basis for our opinion.  In such examination, we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies.  In addition, as to matters of fact only, we have relied to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly and validly authorized for issuance in accordance with the terms of the Plan, and when the Common Stock is issued, delivered and paid for, in accordance with the terms of the Plan, it will be duly authorized, validly issued, fully paid and nonassessable.

We are members of the Bar of the Commonwealth of Kentucky and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under, laws other than the laws of the Commonwealth of Kentucky, the United States, and the General Corporation Law of the State of Delaware, and the opinion given hereunder is limited thereto. In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

400 West Market Street |  32nd Floor |  Louisville, KY 40202-3363 | 502.589.5400 |  frostbrowntodd.com

Offices in Indiana, Kentucky, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia

May 10, 2017

Very truly yours,

/s/ FROST BROWN TODD LLC

400 West Market Street |  32nd Floor |  Louisville, KY 40202-3363 | 502.589.5400 |  frostbrowntodd.com

Offices in Indiana, Kentucky, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia